Filed Pursuant to Rule 433

Registration No. 333-185282

ABS New Issue: $1.5bln VWALT 14-A Auto Lease * PXG DETAILS

$1.5bln Volkswagen Auto Lease Trust 2014-A

Joint-Leads: BofAML (Struc), Citi        Co-Mgrs: CS/JPM/GS/RBS/RBC

CL	$SIZE(MM)	MDYS/S&P	WAL	PWIN	EXP	LEGAL	BENCH	YIELD	PRICE	CPN
A-1	263.00	P1/A1+	0.32	1-8	9/14	2/20/15		0.200	100.00000	0.20
A-2A	325.00	Aaa/AAA	1.35	8-24	1/16	10/20/16	EDSF +21	0.522	99.99807	0.52
A-2B	381.00	Aaa/AAA	1.35	8-24	1/16	10/20/16	1ML +21		100.00000
A-3	426.00	Aaa/AAA	2.27	24-31	8/16	4/20/17	ISWP +27	0.805	99.99180	0.80
A-4	104.00	Aaa/AAA	2.64	31-33	10/16	7/20/18	ISWP +34	1.002	99.97417	0.99

BILL & DELIVER	:	BofAML	BBG TICKER	:	VWALT 14-A
REGISTRATION	:	Public	EXPECTED RATINGS	:	Moody’s/S&P
EXPECTED SETTLE	:	2/12/14	FIRST PAY DATE	:	2/20/14
ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k
PXG SPEED	:	75% PPC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.